FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2018 FINANCIAL RESULTS

•	Reported Net Income of $0.84 Per Share

•	Adjusted Net Income of $1.11 Per Share Increased 31% Over Prior Year Q4 Adjusted Net Income of $0.85 Per Share

•	Home Sale Revenues Increased 6% to $2.9 Billion

•	Closings Increased 1% to 6,709 Homes

•	Year-end Backlog of 8,722 Homes Valued at $3.8 Billion

•	Company Repurchased $122 Million of Common Shares During the Quarter; Full-Year Repurchases Totaled $295 Million

•	Year-end Cash Balance of $1.1 Billion; Debt-to-Total Capitalization Lowered to 38.6%

ATLANTA - Jan. 29, 2019 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2018. For the quarter, the Company’s reported net income was $238 million, or $0.84 per share. Adjusted net income for the period was $314 million, or $1.11 per share, after excluding $85 million of pre-tax land charges and a $16 million pre-tax Financial Services reserve adjustment.

Reported net income for the prior year fourth quarter was $77 million, or $0.26 per share. Adjusted net income for the prior year fourth quarter was $253 million, or $0.85 per share, after excluding a $66 million pre-tax benefit associated with insurance related adjustments, a $57 million pre-tax charge relating to land adjustments, and $181 million of income tax charges relating to the revaluation of the Company’s deferred tax assets.

“PulteGroup’s fourth quarter results complete an outstanding year in which we dramatically increased top and bottom line financial results, while achieving key operating performance metrics consistent with our stated business strategies,” said Ryan Marshall, President and CEO of PulteGroup. “We ended the year with $1.1 billion of cash after having invested $2.6 billion to support the ongoing success of the business and returning almost $400 million to shareholders in 2018.”

“The Company delivered strong financial results, but market conditions grew more challenging as 2018 progressed, with homebuying demand softening in response to affordability challenges and general market uncertainty,” added Marshall. “While continued strength in the economy, jobs and consumer confidence supports maintaining a positive long-term view on housing demand, we maintain a disciplined, balanced approach to the business that can help us to better navigate today’s more volatile market conditions.”

Fourth Quarter Results

Home sale revenues for the fourth quarter increased 6% over the prior year to $2.9 billion. Higher revenues for the period reflect a 5%, or $20,000, increase in average sales price to $430,000, in combination with a 1% increase in closings to 6,709 homes.

The Company’s reported home sale gross margin for the fourth quarter was 21.5%. The Company’s fourth quarter adjusted home sale gross margin, which excludes $67 million pre-tax of land charges, was 23.8%. Prior year reported and adjusted gross margins were 21.6% and 23.8%, respectively.

For the fourth quarter, the Company’s reported SG&A expense was $292 million, or 10.1% of home sale revenues. Prior year fourth quarter reported SG&A expense of $202 million, or 7.4% of home sale revenues, included a $66 million pre-tax benefit from an insurance-related adjustment. Exclusive of this insurance benefit, prior year adjusted SG&A expense was $268 million, or 9.8% of home sale revenues.

Net new orders for the quarter totaled 4,267, which is a decrease of 11% from the prior year. The value of net new orders was $1.8 billion, compared with $2.0 billion in the fourth quarter of 2017. For the fourth quarter, the Company operated out of 815 communities which is an increase of 3% over the fourth quarter of 2017.

At the end of the quarter, the Company’s backlog of sold houses totaled 8,722 homes with a value of $3.8 billion. The comparable prior year backlog totals were 8,996 homes with a value of $4.0 billion. The average price of homes in backlog was essentially unchanged at $440,000.

Fourth quarter Financial Services pre-tax income was $5 million compared with $23 million in the prior year. Lower pre-tax income for the period was driven primarily by a $16 million pre-tax charge associated with a reserve adjustment taken in the period, as well as more competitive operating conditions which continue to impact overall profitability. Reflective of the more competitive market, mortgage capture rate was 77%, down from 81% in the prior year.

During the quarter, the Company repurchased 5.1 million common shares for $122 million, or an average price of $24.13 per share. For the year, the Company repurchased a total of 10.9 million common shares, or 4% of its outstanding shares, for $295 million, or an average price of $27.00 per share.

At year end, the Company had $1.1 billion of cash and a debt-to-total capitalization of 39%, which is down from 42% at the end of 2017.

A conference call discussing PulteGroup's fourth quarter 2018 results is scheduled for Tuesday, January 29, 2019, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to the impairment charge with respect to certain land parcels and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws, including, but not limited to the Tax Cuts and Jobs Act which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 44 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Homebuilding
Home sale revenues	$2,884,557	$2,717,031	$9,818,445	$8,323,984
Land sale and other revenues	59,534	21,693	164,504	61,542
	2,944,091	2,738,724	9,982,949	8,385,526
Financial Services	55,059	56,166	205,382	192,160
Total revenues	2,999,150	2,794,890	10,188,331	8,577,686

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,264,704)	(2,128,931)	(7,540,937)	(6,461,152)
Land sale cost of revenues	(54,769)	(18,500)	(126,560)	(134,449)
	(2,319,473)	(2,147,431)	(7,667,497)	(6,595,601)

Financial Services expenses	(50,772)	(33,139)	(147,422)	(119,289)
Selling, general, and administrative expenses	(292,318)	(201,607)	(1,012,023)	(891,581)
Other expense, net	(7,096)	(3,946)	(13,849)	(32,387)
Income before income taxes	329,491	408,767	1,347,540	938,828
Income tax expense	(91,842)	(331,352)	(325,517)	(491,607)
Net income	$237,649	$77,415	$1,022,023	$447,221

Net income per share:
Basic	$0.84	$0.26	$3.56	$1.45
Diluted	$0.84	$0.26	$3.55	$1.44
Cash dividends declared	$0.11	$0.09	$0.38	$0.36

Number of shares used in calculation:
Basic	278,964	292,174	283,578	305,089
Effect of dilutive securities	1,248	1,318	1,287	1,725
Diluted	280,212	293,492	284,865	306,814

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2018	December 31, 2017

ASSETS

Cash and equivalents	$1,110,088	$272,683
Restricted cash	23,612	33,485
Total cash, cash equivalents, and restricted cash	1,133,700	306,168
House and land inventory	7,253,353	7,147,130
Land held for sale	36,849	68,384
Residential mortgage loans available-for-sale	461,354	570,600
Investments in unconsolidated entities	54,590	62,957
Other assets	830,359	745,123
Intangible assets	127,192	140,992
Deferred tax assets, net	275,579	645,295
	$10,172,976	$9,686,649

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$352,029	$393,815
Customer deposits	254,624	250,779
Accrued and other liabilities	1,360,483	1,356,333
Income tax liabilities	11,580	86,925
Financial Services debt	348,412	437,804
Notes payable	3,028,066	3,006,967
Total liabilities	5,355,194	5,532,623
Shareholders' equity	4,817,782	4,154,026
	$10,172,976	$9,686,649

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net income	$1,022,023	$447,221
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	362,777	422,307
Land-related charges	99,447	191,913
Depreciation and amortization	49,429	50,998
Share-based compensation expense	28,290	33,683
Other, net	(3,613)	(1,789)
Increase (decrease) in cash due to:
Inventories	(50,362)	(569,030)
Residential mortgage loans available-for-sale	107,330	(33,009)
Other assets	(64,174)	55,099
Accounts payable, accrued and other liabilities	(101,403)	65,684
Net cash provided by operating activities	1,449,744	663,077
Cash flows from investing activities:
Capital expenditures	(59,039)	(32,051)
Investment in unconsolidated subsidiaries	(1,000)	(23,037)
Other investing activities, net	18,097	4,846
Net cash used in investing activities	(41,942)	(50,242)
Cash flows from financing activities:
Proceeds from debt, net of issuance costs	(8,164)	—
Repayments of debt	(82,775)	(134,747)
Borrowings under revolving credit facility	1,566,000	2,720,000
Repayments under revolving credit facility	(1,566,000)	(2,720,000)
Financial Services borrowings (repayments), net	(89,393)	106,183
Stock option exercises	6,555	27,720
Share repurchases	(302,473)	(916,323)
Dividends paid	(104,020)	(112,748)
Net cash used in financing activities	(580,270)	(1,029,915)
Net increase (decrease)	827,532	(417,080)
Cash, cash equivalents, and restricted cash at beginning of period	306,168	723,248
Cash, cash equivalents, and restricted cash at end of period	$1,133,700	$306,168

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$557	$(942)
Income taxes paid, net	$89,204	$14,875

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
HOMEBUILDING:
Home sale revenues	$2,884,557	$2,717,031	$9,818,445	$8,323,984
Land sale and other revenues	59,534	21,693	164,504	61,542
Total Homebuilding revenues	2,944,091	2,738,724	9,982,949	8,385,526

Home sale cost of revenues	(2,264,704)	(2,128,931)	(7,540,937)	(6,461,152)
Land sale cost of revenues	(54,769)	(18,500)	(126,560)	(134,449)
Selling, general, and administrative expenses	(292,318)	(201,607)	(1,012,023)	(891,581)
Other expense, net	(7,362)	(4,178)	(14,625)	(33,012)
Income before income taxes	$324,938	$385,508	$1,288,804	$865,332

FINANCIAL SERVICES:
Income before income taxes	$4,553	$23,259	$58,736	$73,496

CONSOLIDATED:
Income before income taxes	$329,491	$408,767	$1,347,540	$938,828

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Home sale revenues	$2,884,557	$2,717,031	$9,818,445	$8,323,984

Closings - units
Northeast	556	489	1,558	1,335
Southeast	1,123	1,137	4,220	3,888
Florida	1,509	1,222	4,771	3,861
Midwest	1,063	1,120	3,716	3,696
Texas	1,193	1,298	4,212	4,107
West	1,265	1,366	4,630	4,165
	6,709	6,632	23,107	21,052
Average selling price	$430	$410	$425	$395

Net new orders - units
Northeast	265	357	1,516	1,460
Southeast	814	919	4,114	4,233
Florida	1,018	1,000	4,982	4,121
Midwest	651	757	3,631	3,876
Texas	767	840	4,278	4,121
West	752	932	4,312	4,815
	4,267	4,805	22,833	22,626
Net new orders - dollars	$1,809,352	$2,030,223	$9,675,529	$9,361,534

			December 31,
			2018	2017
Unit backlog
Northeast			470	512
Southeast			1,610	1,716
Florida			1,889	1,678
Midwest			1,402	1,487
Texas			1,492	1,426
West			1,859	2,177
			8,722	8,996
Dollars in backlog			$3,836,147	$3,979,064

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
MORTGAGE ORIGINATIONS:
Origination volume	4,145	4,521	14,464	14,152
Origination principal	$1,286,154	$1,348,933	$4,456,360	$4,127,084
Capture rate	76.8%	80.6%	76.2%	79.9%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Interest in inventory, beginning of period	$242,787	$222,545	$226,611	$186,097
Interest capitalized	42,335	45,771	172,809	181,719
Interest expensed	(57,627)	(41,705)	(171,925)	(141,205)
Interest in inventory, end of period	$227,495	$226,611	$227,495	$226,611

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including adjustments to cost of revenues, selling general, and administrative expenses, income before income taxes, income tax expense, net income, diluted earnings per share, and operating margin. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.
The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Reconciliation of Adjusted Net Income and Adjusted EPS

		Three Months Ended
		December 31,
	Results of Operations Classification	2018	2017

Net income, as reported		$237,649	$77,415
Adjustments to income before income taxes:
Land impairments	Home sale cost of revenues	66,911	57,466
Net realizable value adjustments - land held for sale	Land sale cost of revenues	8,968	*
Write-offs of pre-acquisition costs	Other income (expense)	9,595	*
Insurance reserve adjustments	SG&A	*	(66,009)
Financial Services reserve adjustments	Financial Services expense	16,224	—
Income tax effect of the above items	Income tax expense	(25,719)	3,110
Net tax charges	Income tax expense	*	180,761
Adjusted net income		$313,628	$252,743

EPS (diluted), as reported		$0.84	$0.26
Adjusted EPS (diluted)		$1.11	$0.85

*Item not meaningful for the period presented

Other Reconciliations

	Three Months Ended
	December 31,
	2018		2017
Home sale revenues	$2,884,557		$2,717,031

Gross margin, as reported	$619,853	21.5%	$588,100	21.6%
Land impairments	66,911	2.3%	57,466	2.1%
Adjusted gross margin	$686,764	23.8%	$645,566	23.8%

SG&A, as reported	$292,318	10.1%	$201,607	7.4%
Insurance reserve adjustments	*	*	66,009	2.4%
Adjusted SG&A	$292,318	10.1%	$267,616	9.8%

Operating margin, as reported**		11.4%		14.2%
Adjusted operating margin***		13.7%		13.9%

*Item not meaningful for the period presented
**Operating margin represents gross margin less SG&A divided by home sale revenues
***Adjusted operating margin represents adjusted gross margin less adjusted SG&A divided by home sale revenues